As filed with the Securities and Exchange Commission on September 18, 1995.

                                                        File No. 70-08635


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM U-1/A

                                AMENDMENT NO. 1
                                       TO
                                  APPLICATION
                                     UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                                 SIGCORP, INC.
                             20 N.W. Fourth Street
                         Evansville, Indiana 47741-0001
     ---------------------------------------------------------------------
               (Name of company filing this statement and address
                         of principal executive office)


                                  A.E. GOEBEL
                   Southern Indiana Gas and Electric Company
                             20 N.W. Fourth Street
                         Evansville, Indiana 47741-0001
     ---------------------------------------------------------------------
                    (Name and address of agent for service)

                                   Copies to:
                          John H. Byington, Jr., Esq.
                      Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                         New York, New York 10004-1490

                  This Amendment No. 1 to SIGCORP, Inc.'s Application on Form U-1 (File No. 70-08635) is being filed for the purpose of filing the following additional exhibits:


ITEM 6.           EXHIBITS AND FINANCIAL STATEMENTS

                  D-1 Application For Commission Approval of Corporate Reorganization of Southern Indiana Gas and Electric Company to the Federal Energy Regulatory Commission, dated June 21, 1995, Docket No. EC95-15.

                  F-1               Preliminary Opinion of counsel.

                                   SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned, as Applicant, has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 18, 1995

                                       SIGCORP, INC.



                                       By:    /s/ A.E. GOEBEL
                                            ----------------------------------
                                               A.E. Goebel
                                               Secretary and Treasurer

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